UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): May 4, 2010

STATER BROS. HOLDINGS INC.
(Exact name of registrant as specified in its charter)
Commission file number 001-13222

Delaware	33-0350671
(State or other jurisdiction of	(I.R.S. Employer
incorporation)	Identification No.)

301 S. Tippecanoe Avenue	92408
San Bernardino, California
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (909) 733-5000
N/A
(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Stater Bros. Markets (“Markets”) and Stater Bros. Holdings Inc. (“Stater Bros.”) have entered into a Third Amended and Restated Credit Agreement dated as of May 4, 2010, with Bank of America, N.A. (“Bank of America”), as sole and exclusive administrative agent and sole initial lender, which provides for an approximately three-year unsecured revolving credit facility in a principal amount of up to $100 million (the “New Credit Facility”). The New Credit Facility replaces Markets’ existing credit facility with Bank of America.
Markets is the borrower under the New Credit Facility. The New Credit Facility is guaranteed by Stater Bros. and all of its existing and future material subsidiaries, including Stater Bros. Development, Inc. and Super Rx, Inc. Subject to certain restrictions, the New Credit Facility may be used for loans, letters of credit, or a combination thereof. Borrowings under the New Credit Facility are unsecured and will be used for working capital, certain capital expenditures and other general corporate purposes. Letters of credit issued under the letter of credit facility are expected to be used to support obligations incurred in connection with workers’ compensation insurance obligations and the construction of stores. The availability of the loans and letters of credit is subject to certain borrowing restrictions.
Loans under the New Credit Facility bear interest at a rate based upon either (i) the “Base Rate” (defined as the higher of (a) the federal funds rate plus 0.50% and (b) the rate of interest publicly announced by Bank of America as its “prime rate”), plus 1.00%, or (ii) the “Eurodollar Rate” (defined as the British Bankers Association LIBOR Rate for deposits in dollars, adjusted for the maximum reserve requirement for Eurocurrency funding), plus 1.75%. For Eurodollar Rate Loans, the Eurodollar Rate will apply for periods, as selected by Markets, of one, two, three or six months (but in any event not later than the maturity date of the New Credit Facility).
The New Credit Facility will cease to be available and will be payable in full on April 1, 2013. Notwithstanding such maturity date, at any time prior thereto Markets shall be entitled to request the issuance of standby letters of credit having a tenor which is up to one year following such maturity date, and commercial letters of credit having a tenor which is up to 180 days following such maturity date. Loans under the New Credit Facility must be repaid for a period of ten consecutive days during each calendar year.
The loans under the New Credit Facility may be prepaid at any time without penalty, subject to certain minimums and payment of any breakage and re-deployment costs in the case of loans based on the Eurodollar Rate. The commitments under the New Credit Facility may be reduced by Markets. Markets will be required to pay a commitment fee equal to 0.25% per annum on the actual daily unused portion of the revolving loan facility and the letter of credit facility, payable quarterly in arrears. Outstanding letters of credit under the New Credit Facility are subject to a fee of 1.25% per annum on the face amount of such letters of credit, payable quarterly in arrears. Markets will be required to pay standard fees charged by Bank of America with respect to the issuance, negotiation, and amendment of letters of credit issued under the letter of credit facility.
The New Credit Facility requires Stater Bros. and its subsidiaries to meet minimum shareholders equity and EBITDA tests. The New Credit Facility contains covenants which, among other things, limit the ability of Markets and its subsidiaries to (i) incur indebtedness, grant liens and guarantee obligations, (ii) enter into mergers, consolidations, liquidations and dissolutions, asset sales, investments, leases and transactions with affiliates, and (iii) make restricted payments. The New Credit Facility also contains covenants that apply to Stater Bros. and its subsidiaries, and Stater Bros. is a party to the New Credit Facility for purposes of these covenants. These covenants, among other things, limit the ability of Stater Bros. and its subsidiaries to incur indebtedness, make restricted payments, enter into transactions with affiliates, and make certain amendments to the Indenture governing the 8.125% Senior Notes due June 15, 2012 and the 7.75% Senior Notes due April 15, 2015.
The New Credit Facility contains customary events of default, including payment defaults; material inaccuracies in representations and warranties; covenant defaults; cross-defaults to certain other indebtedness; certain bankruptcy events; certain ERISA events; judgment defaults; invalidity of any guaranty; and certain changes of control.

Item 9.01 Financial Statements and Exhibits
The following material is being furnished as exhibits to this Current Report on Form 8-K.
(c)	Exhibits
10.17	Third Amended and Restated Credit Agreement, dated as of May 4, 2010, by and among Stater Bros. Markets, Stater Bros. Holdings Inc. and Bank of America, N.A.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Stater Bros. Holdings Inc.

/s/ Phillip J. Smith

By:	Phillip J. Smith
Executive Vice President and Chief Financial Officer
Date: May 10, 2010

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 10.17	Third Amended and Restated Credit Agreement, dated as of May 4, 2010, by and among Stater Bros. Markets, Stater Bros. Holdings Inc. and Bank of America, N.A.